Exhibit 99

MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2014 RESULTS

Loudon, TN - September 11, 2014 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2014.
Highlights for the Fourth Quarter of Fiscal 2014

•
Net sales increased 9.0% to $53.4 million compared to the fourth quarter of fiscal 2013. Unit volume increased 5.8% to 799 boats and net sales per unit increased 3.0% during the same period to $66,834.

•	Gross profit increased 5.3% to $14.7 million compared to the fourth quarter of fiscal 2013.

•	Adjusted EBITDA was $10.3 million and Adjusted EBITDA margin was 19.4%.

•	Adjusted fully distributed net income was $5.5 million, or $0.24 per share, on a fully distributed weighted average share count of 22.5 million shares of Class A Common Stock.
Highlights for the Fiscal Year 2014

•
Net sales increased 14.3% to $190.9 million compared to fiscal year 2013. Unit volume increased 8.9% to 2,910 boats and net sales price per unit increased approximately 5.0% during the same period to $65,613.

•	Gross profit increased 16.5% to $50.8 million and gross margin increased 50 basis points to 26.6% compared to the fiscal year 2013.

•	Adjusted EBITDA increased 17.4% to $37.3 million and Adjusted EBITDA margin increased 50 basis points to 19.5% compared to the fiscal year 2013.

•	Adjusted fully distributed net income was $17.6 million, or $0.78 per share, on a fully distributed weighted average share count of 22.5 million shares of Class A Common Stock.
Jack Springer, Chief Executive Officer, stated, “We had another solid quarter, and delivered strong financial and operating results across the board. Orders remained strong despite a late breaking season from the cold weather and new products continued to fuel demand. Our revenue growth was again driven by increases in both unit volume and average selling price and our adjusted EBITDA margin was the highest we have experienced in any fiscal year.”
Mr. Springer continued, “We are proud of our 30-year track record of introducing industry-leading products and innovation. In the upcoming model year, we are increasing the number of new boats, innovations and features. We believe it is important to remain aggressive with new product. Our lineup will include four new or completely remodeled boats, with the first two of these being the completely new Malibu 22 VLX and remodeled Axis A22. Other new industry-leading products and innovations this fiscal year will include a G4 Tower, a re-engineered Power Wedge II that works with Surf Gate for an even better surf wave, and a redesigned dash board that includes the first 12-inch touch-screen. We believe Malibu continues to offer the most advanced surfing solution on the market today. From our patented Surf Gate and Power Wedge II systems to our optimized hulls and digital control system, every feature of our boats has been engineered and integrated to offer what, we believe, is the industry’s only truly integrated surfing system, while maintaining the best wake for wakeboarding in the industry. Our product and distribution should continue to drive our performance.”

Exhibit 99

Results of Operations for the Fourth Quarter and Fiscal Year 2014

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
	(In thousands, except unit volume)
Net sales	$53,400	$48,973	$190,935	$167,012
Cost of sales	38,724	35,035	140,141	123,412
Gross profit	14,676	13,938	50,794	43,600
Operating expenses:
Selling and marketing	1,644	1,144	6,098	4,937
General and administrative	4,652	2,875	19,974	14,177
Amortization	1,294	1,295	5,177	5,178
Operating income	7,086	8,624	19,545	19,308
Other income (expense):
Other	—	2	9	10
Interest expense	18	(250)	(2,962)	(1,334)
Other income (expense), net	18	(248)	(2,953)	(1,324)
Net income before provision for income taxes	7,104	8,376	16,592	17,984
Provision for income taxes	1,742	—	1,818	—
Net income	5,362	8,376	14,774	17,984
Net income attributable to non-controlling interest	3,594	8,376	13,376	17,984
Net income attributable to Malibu Boats, Inc.	$1,768	$—	$1,398	$—

Other data:
Unit volumes	799	755	2,910	2,672
Net sales price per unit	$66,834	$64,864	$65,613	$62,504
Comparison of the Fourth Quarter Ended June 30, 2014 to the Fourth Quarter Ended June 30, 2013
Net sales for the three month period ended June 30, 2014 increased 9.0% to $53.4 million from $49.0 million for the three month period ended June 30, 2013. The increase in net sales was the result of a 5.8% increase in the number of boats sold to 799 from 755 and a 3.0% increase in net sales price per unit to $66,834 from $64,864 in the comparable fiscal fourth quarter last year. The increase in units sold was attributable to strong, continued consumer demand for our boats, bolstered by the introduction of our new models and features. The increase in net sales price per unit was primarily driven by new boat models and increased sales of larger boats, including the Wakesetter 23 LSV and Axis A24, as well as sales of the Company’s Surf Gate system on Axis models.
Gross profit for the three month period ended June 30, 2014 increased 5.3% to $14.7 million from $13.9 million for the three month period ended June 30, 2013. The increase in gross profit resulted primarily from the increase in volumes and higher average selling prices due to options, features, and new boat models. Gross margin decreased 100 basis points to 27.5% from 28.5% in the fiscal fourth quarter of last year.
Selling and marketing expense for the three month period ended June 30, 2014 increased 43.7% to $1.6 million from $1.1 million for the three months ended June 30, 2013. The increase in selling and marketing expense resulted primarily from marketing initiatives associated with the introduction of new boat models for fiscal 2015. As a percentage of net sales, selling and marketing expenses increased 80 basis points to 3.1% from 2.3% of sales in the comparable fiscal fourth quarter of last year.
General and administrative expenses, excluding amortization expense, for the three month period ended June 30, 2014 increased 61.8% to $4.7 million from $2.9 million for the three month period ended June 30, 2013. The increase in general and administrative expenses is due primarily to legal and professional fees,

Exhibit 99

stock compensation charges, and director related expenses, including insurance. Amortization expense was $1.3 million for the three month period ended June 30, 2014 and June 30, 2013.
Operating income for the three month period ended June 30, 2014 decreased to $7.1 million from $8.6 million for the three month period ended June 30, 2013. Adjusted EBITDA margin decreased in the fourth quarter of fiscal 2014 to 19.4% from 21.5% in the fourth quarter of fiscal 2013.
Comparison of the Fiscal Year Ended June 30, 2014 to the Fiscal Year Ended June 30, 2013
Net sales for fiscal year 2014 increased 14.3% to $190.9 million, from $167.0 million for fiscal year 2013. The increase in net sales was the result of an 8.9% increase in the number of boats sold to 2,910 from 2,672 and a 5.0% increase in net sales price per unit to $65,613 from $62,504 in the prior year. The increase in units sold was attributable to strong, continued consumer demand for our boats, bolstered by the introduction of two completely new Axis models. The increase in net sales price per unit was primarily driven by increased sales prices on new boat models and increased sales of larger boats, including the Wakesetter 23 LSV remodeled in fiscal year 2014, and Axis A24, introduced early in fiscal year 2014, as well as increased sales of our Surf Gate system, which became available on the Axis brand during July 2013.
Gross profit for fiscal year 2014 increased 16.5% to $50.8 million from $43.6 million for fiscal year 2013. Gross margin increased 50 basis points to 26.6% for fiscal year 2014 compared to 26.1% for fiscal year 2013. The increase in gross profit and gross margin resulted primarily from the increase in volumes, higher average selling prices driven by price increases and increased sales of larger boats and optional features as well as cost reduction efforts.
Selling and marketing expense for fiscal year 2014 increased 23.5% to $6.1 million from $4.9 million for fiscal year 2013 primarily because of increased marketing costs associated with increased sales volumes. As a percentage of net sales, selling and marketing expenses increased 20 basis points to 3.2% from 3.0% of sales for fiscal year 2013.
General and administrative expense, excluding amortization expense, for fiscal year 2014 increased 40.9% to $20.0 million from $14.2 million for fiscal year 2013. This increase is largely attributable to one time charges incurred in connection with our initial public offering, including termination of our previously existing management agreement, and stock compensation on modified awards as well as additional legal and professional fees associated with our recapitalization and equity offerings during fiscal 2014; offset partially by decreases in incentive compensation and fees paid to our former sponsor under the previously existing management agreement. Amortization expense was $5.2 million for fiscal year 2014 and fiscal year 2013.
Operating income for fiscal year 2014 increased to $19.5 million from $19.3 million for fiscal year 2013. Adjusted EBITDA margin for fiscal year 2014 increased 50 basis points to 19.5% from 19.0% for fiscal year 2013.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter fiscal 2014 results today, September 11, 2014, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4563 and using Conference ID #87146197. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.

Exhibit 99

Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release concerning our ability to benefit from our market position in the performance sport boat industry and a recovery in the overall segment.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"). Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring and non-operating expenses, including severance and relocation, management fees and expenses, certain professional fees and non-cash compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring and non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all LLC Units (the "LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A Common Stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance

Exhibit 99

with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash (stock-based compensation) and non-recurring items (strategic and financial restructuring expenses), and eliminates the variability of noncontrolling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin and our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In thousands, except share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Net sales	$53,400	$48,973	$190,935	$167,012
Cost of sales	38,724	35,035	140,141	123,412
Gross profit	14,676	13,938	50,794	43,600
Operating expenses:
Selling and marketing	1,644	1,144	6,098	4,937
General and administrative	4,652	2,875	19,974	14,177
Amortization	1,294	1,295	5,177	5,178
Operating income	7,086	8,624	19,545	19,308
Other income (expense):
Other	—	2	9	10
Interest expense	18	(250)	(2,962)	(1,334)
Other income (expense)	18	(248)	(2,953)	(1,324)
Net income before provision for income taxes	7,104	8,376	16,592	17,984
Provision for income taxes	1,742	—	1,818	—
Net income	$5,362	$8,376	$14,774	$17,984
Net income attributable to non-controlling interest	3,594	8,376	13,376	17,984
Net income attributable to Malibu Boats, Inc.	$1,768	$—	$1,398	$—

	Three Months Ended June 30, 2014		For Period from February 5, 2014 to June 30, 2014

Weighted average shares outstanding used in computing net income per share:
Basic	11,055,349		11,055,310
Diluted	21,322,564		21,322,525
Net income available to Class A Common Stock per share:
Basic	$0.16		$0.13
Diluted	$0.16		$0.12

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2014	June 30, 2013
Assets
Current assets
Cash	$12,173	$15,957
Trade receivables, net	6,475	7,642
Inventories, net	12,890	11,639
Prepaid expenses	2,272	223
Total current assets	33,810	35,461
Property and equipment, net	10,963	6,648
Goodwill	5,718	5,718
Other intangible assets	12,358	17,535
Debt issuance costs, net	—	531
Deferred tax asset	17,914	—
Other assets	—	34
Total assets	$80,763	$65,927
Liabilities
Current liabilities
Current maturities of long-term debt	$—	$3,326
Accounts payable	7,161	11,294
Accrued expenses:
Compensation	2,164	2,154
Warranties	6,164	5,658
Dealer incentives	2,404	2,709
Legal and professional fees	1,490	361
Other	462	3
Income tax and distribution payable	2,121	—
Deferred tax liabilities	995	—
Total current liabilities	22,961	25,505
Deferred gain on sale-leaseback	134	145
Payable pursuant to tax receivable agreement	13,636	—
Long-term debt, less current maturities	—	20,263
Total liabilities	36,731	45,913
Commitments and contingencies
Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 11,064,201 shares issued and outstanding as of June 30, 2014; none authorized, issued or outstanding as of June 30, 2013	110	—
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 44 shares issued and outstanding as of June 30, 2014; none authorized, issued or outstanding as of June 30, 2013	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2014; none authorized, issued or outstanding as of June 30, 2013	—	—
Class A Units, no units authorized, issued and outstanding as of June 30, 2014 and 37,000 units authorized, 36,742 units issued and outstanding as of June 30, 2013	—	16,978
Class B Units, no units authorized, issued and outstanding as of June 30, 2014 and 3,885 units authorized, issued and outstanding as of June 30, 2013	—	(2,417)
Class M Units, no units authorized, issued and outstanding as of June 30, 2014 and 2,658 units authorized, 1,421 units issued and outstanding as of June 30, 2013	—	(460)
Additional paid in capital	23,835	—
Accumulated earnings	1,398	5,913
Total stockholders' equity attributable to Malibu Boats, Inc./members' equity	25,343	20,014
Non-controlling interest	$18,689	$—
Total stockholders’/members' equity	$44,032	$20,014
Total liabilities and equity	$80,763	$65,927

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin:
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Net income	$5,362	$8,376	$14,774	$17,984
Provision for income taxes	1,742	—	1,818	—
Interest expense	(18)	249	2,962	1,334
Depreciation and amortization	1,767	1,547	6,777	6,268
Severance and relocation [1]	—	—	—	192
Management fees and expenses [2]	—	36	4,584	2,896
Professional fees [3]	715	297	2,219	2,957
Stock based compensation expense [4]	437	32	2,577	127
Strategic and financial restructuring expenses [5]	339	—	1,561	—
Adjusted EBITDA	$10,344	$10,537	$37,272	$31,758
Adjusted EBITDA Margin	19.4%	21.5%	19.5%	19.0%

(1)	Represents one-time employment related expenses, including a severance payment to a former executive, and costs to relocate certain departments from California to our Tennessee facility.
(2)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of the initial public offering (the "IPO"). Upon termination of the agreement, we paid a one-time termination fee of $3.75 million.

(3)	Represents legal and advisory fees related to our refinancing activities and legal expenses related to our litigation with Pacific Coast Marine Windshields Ltd. and Nautique Boat Company, Inc.
(4)
Represents equity-based incentives awarded to certain of our employees including a $1.8 million stock compensation charge as a result of the modification of certain profit interest awards previously granted in 2012 under the first amended and restated limited liability company agreement of the LLC, as amended, in connection with our IPO.

(5)	Represents legal, accounting and other expenses directly related to the recapitalization transactions in connection with our IPO (the "Recapitalization") and public equity offerings.

Exhibit 99

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income:
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Net income attributable to Malibu Boats, Inc.	$1,768	$—	$1,398	$—
Provision for income taxes	1,742	—	1,818	—
Stock based compensation expense	437	32	2,577	127
Management fees and expenses [1]	—	36	4,584	2,896
Professional fees [2]	715	297	2,219	2,958
Strategic and financial restructuring expenses [3]	339	—	1,561	—
Net income attributable to non-controlling interest [4]	3,594	8,376	13,376	17,984
Fully distributed net income before income taxes	8,595	8,741	27,533	23,965
Income tax expense on fully distributed income before income taxes [5]	3,094	3,147	9,912	8,627
Adjusted Fully Distributed Net Income	$5,501	$5,594	$17,621	$15,338

Adjusted Fully Distributed Net Income per share of Class A Common Stock [6]:
Basic	$0.24	$0.25	$0.78	$0.68
Diluted	$0.24	$0.25	$0.78	$0.68

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [7]:
Basic	22,498,631	22,498,631	22,498,631	22,498,631
Diluted	22,498,631	22,498,631	22,498,631	22,498,631

(1)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of the IPO. Upon termination of the agreement, we paid a one-time termination fee of $3.75 million.

(2)	Represents legal and advisory fees related to our refinancing activities and legal expenses related to our litigation with Pacific Coast Marine Windshields Ltd. and Nautique Boat Company, Inc.
(3)	Represents legal, accounting and other expenses directly related to the Recapitalization.
(4)
Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock. Earnings prior and up to our IPO on February 5, 2014 were entirely allocable to members of the LLC, as such we updated our historical presentation to attribute these earnings to the non-controlling interest LLC Unit holders.

(5)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 36.0% of income before income taxes assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding strategic and financial restructuring expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, and state taxes attributable to the LLC.

(6)	Adjusted fully distributed net income divided by the weighted average shares of Class A Common Stock outstanding in (7) below.
(7)
Represents the total number of shares of Class A Common Stock outstanding including (1) all 11,373,737 remaining LLC Units as if they were exchanged on a one-for-one basis for the Company's Class A Common Stock and (2) the 70,064 of equity awards granted to directors for their services. For periods prior to our Recapitalization, represents the number of shares of Class A Common Stock assuming all LLC Units outstanding at the end of such period were exchanged on a one-for-one basis for our Class A Common Stock and no other shares of Class A Common Stock were outstanding as of such date.